Universal Corporation Logo

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

                   CONTACT                                 RELEASE
        Karen M. L. Whelan                               Immediately
             Phone: (804) 359-9311
             Fax:   (804) 254-3594
             Email: investor@universalleaf.com


         Universal Corporation Reports Second Quarter Earnings Increase
                   Richmond, VA, February 7, 2002 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that the Company's earnings per diluted share increased almost 8% in the second quarter, driven by strong shipments of tobacco and lower interest expense. Net income for the three-month period ended December 31, 2001, was $29.1 million, or $1.09 per share, compared to $27.9 million, or $1.01 per share, for the second quarter of fiscal year 2001. Net earnings were $57.4 million, or $2.13 per share, for the first six months of fiscal year 2002, compared to $52.8 million, or $1.90 per share, in the prior year. Revenues were $744 million in the quarter and $1.4 billion in the first six months of fiscal year 2002, compared to $995 million and $1.6 billion, respectively, for the same periods a year ago. Last year's revenues included the value of tobacco purchased at auction in the United States; a number of U. S. manufacturers are now buying tobacco directly from farmers.

         At the end of December 2001, a total of 10.2 million shares had been repurchased under the Company's ongoing share repurchase program, leaving 26.4 million shares outstanding. A total of $167 million remained available of the total $450 million authorized by the Board of Directors for future share purchases.

         Tobacco earnings were higher for the quarter and for the six-month period before recognizing a $4.7 million charge related to the re-denomination of value added tax receivables in Argentina. Increased leaf shipments from South America, Africa, and Europe more than compensated for continued weakness in the United States. Acceleration of South American shipments in the second quarter and carryover shipments from Africa in the first quarter also benefited earnings during the period. Shipment volumes from those origins are expected to be lower during the remainder of fiscal year 2002. U. S. operations continued to experience higher costs incurred in staffing both contract receiving stations and the auction system, as well as a decline in green market service income, compared to the same period last year. Dark tobacco results were lower in the quarter and for the six months, reflecting reduced leaf volumes handled in the United States due to consolidation of manufacturers and a poor Connecticut wrapper crop. This was partially offset by higher volumes from Indonesia and Brazil due to favorable timing of shipments.

         Results of the Company's lumber and building products distribution operations in the quarter and for the six-month period were comparable to those of the prior year. Construction activity in the Netherlands appears to be slowing in concert with a deteriorating economic environment there. However, the Company is unable to determine at this time the effect, if any, on future earnings, nor can it predict the euro/dollar exchange rate, which may affect

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                                                           Universal Corporation
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translation of euro earnings into dollars.  Agri-products  results were lower in both periods as the improved performance of the confectionery seeds and nut import businesses did not completely offset weaknesses in tea, rubber, and canned meat markets. Management continues to believe that the Company's non-tobacco operations will perform well for the fiscal year.

         Universal has achieved excellent results for the first half of fiscal year 2002. However, the operating environment continues to be extremely challenging. Smaller Brazilian and Zimbabwean crops have impacted the quantities of tobacco handled in those origins, which will lower the volumes of leaf shipped during the remainder of the fiscal year. The outlook appears brighter in Brazil for the coming year with the prospect of a record flue-cured harvest. This should provide increased sales opportunities in fiscal year 2003. The situation in Zimbabwe continues to be of great concern, with reports of violence and land invasions in advance of the presidential elections scheduled in March 2002. The flue-cured crop, which is now being harvested, is expected to be smaller than last year's. Currently, projections are for a flue-cured crop of 165 to 175 million kilos, compared to 202 million kilos last year and a normal base customer requirement of 180 to 190 million kilos. There is no certainty that such quantity will be successfully brought to market. However, assuming this quantity is successfully marketed, the modest shortfall in Zimbabwe should be offset by larger crops in other African origins and in Brazil. In addition, it is unclear at this time how evolving government policies in Argentina may continue to affect the collectibility of the Company's receivables there; however, currency devaluation could make Argentine leaf more attractive in world markets.

         The operating environment in the United States remains difficult as a result of reduced crops, uncompetitive leaf prices, and a high-cost marketing system. Unfortunately, the U. S. outlook will not improve without major changes in the price support program, which do not appear likely. Therefore, the Company is moving to reduce costs, and to improve efficiency through the significant investments in facilities and advanced technology announced last spring.

         Mr. Harrell stated that management is "pleased with the results achieved during the first six months of fiscal year 2002 and continues to expect earnings of approximately $100 million for the full year."

         The Company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company's products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.
S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion section of the Company's Annual Report on Form 10-K for the year ended June 30, 2001, as filed with the Securities and Exchange Commission.

         At 9:00 a.m. (Eastern Time) on February 8, 2002, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-203-1112, pass code 798209.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 2001, were approximately $3.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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                                           UNIVERSAL CORPORATION
                                      UNAUDITED STATEMENTS OF INCOME
                             FOR THE QUARTERS ENDED DECEMBER 31, 2001 AND 2000
                             (Dollars in thousands, except per-share amounts)
                                                                                      Three Months
                                                                                   2001            2000
                                                                                   ----            ----
Sales and other operating revenues                                               $744,275        $995,062

Costs and expenses
   Cost of goods sold                                                             610,590         863,292
   Selling, general and administrative                                             73,362          68,615
                                                                                 --------        --------


Operating income                                                                   60,323          63,155
 Equity in pretax earnings of unconsolidated affiliates                               230             523
    Interest expense                                                               12,359          17,279
                                                                                 --------        --------

Income before income taxes and other items                                         48,194          46,399
    Income taxes                                                                   16,868          15,550
    Minority interests                                                              2,235           2,987
                                                                                 --------        --------

Net income                                                                        $29,091         $27,862
                                                                                 ========        ========

Earnings per share                                                                  $1.09           $1.02
Diluted earnings per share                                                          $1.09           $1.01

Denominator for earnings per share (weighted average shares)
      Basic                                                                    26,628,969      27,428,352
      Diluted                                                                  26,691,414      27,528,106
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                                           UNIVERSAL CORPORATION
                                      UNAUDITED STATEMENTS OF INCOME
                            FOR THE SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000
                             (Dollars in thousands, except per-share amounts)

                                                                                         Six Months
                                                                                     2001            2000
                                                                                     ----            ----
Sales and other operating revenues                                             $1,360,652      $1,645,827

Costs and expenses
    Cost of goods sold                                                          1,110,501       1,400,647
    Selling, general and administrative                                           135,006         130,089
                                                                               ----------      ----------


Operating income                                                                  115,145         115,091
 Equity in pretax earnings of unconsolidated affiliates                             1,543           1,872
    Interest expense                                                               25,918          32,108
                                                                               ----------      ----------

Income before income taxes and other items                                         90,770          84,855
    Income taxes                                                                   31,770          30,548
    Minority interests                                                              1,580           1,480
                                                                               ----------      ----------

Net income                                                                     $   57,420      $   52,827
                                                                               ==========      ==========

Earnings per share                                                                  $2.14           $1.90
Diluted earnings per share                                                          $2.13           $1.90

Denominator for earnings per share (weighted average shares)
      Basic                                                                    26,869,729      27,741,728
      Diluted                                                                  26,993,679      27,794,335
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                                                           Universal Corporation
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NOTES

1. The Company's operations are seasonal; therefore, the results of operations for the three- and six-month periods ended December 31, 2001, are not necessarily indicative of results to be expected for the year ending June 30, 2002. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year's financial statements have been reclassified to conform to the current year's presentation.

2. Contingent liabilities: The Company provides guarantees for seasonal pre-export crop financing for some of its subsidiaries. In addition, certain subsidiaries provide guarantees that ensure that value-added taxes will be repaid if the crops are not exported. At December 31, 2001, total exposure under guarantees issued for banking facilities of Brazilian farmers was approximately $57 million. Other contingent liabilities approximate $14 million. The Company considers the possibility of loss on any of these guarantees to be remote. The Company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $18 million. The Company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on the Company's consolidated financial position or results of operations.

      Although the Company does not expect any significant impact on fiscal year 2002 earnings, if the political situation in Zimbabwe were to deteriorate significantly, the Company's ability to recover its assets there could be impaired. The Company's equity in the net assets of its subsidiaries in Zimbabwe was approximately $40 million at December 31, 2001.

      The Company exports tobacco from Argentina through one or more subsidiaries and the recent government actions there could affect its operations in the future. The currency devaluation should provide benefits to exporters; however it, along with evolving governmental policies, could further jeopardize collection of value added tax receivables from the Argentine government. A Company subsidiary has an 11.5 million peso value added tax receivable that has been adjusted to a market value of $6.8 million after being re-denominated from U.S. dollars to pesos by the Argentine government. In addition, as of December 31, 2001, the Company's subsidiaries have provided long-term loans to a supplier. The loans are secured by liens on real property, processing machinery and equipment and other assets of the supplier. Short-term export financing, which is secured by tobacco, is provided annually to suppliers. This financing is repaid through the export of tobacco. If U.S. dollar loans, which approximated $25 million at December 31, 2001, were to be re-denominated into Argentine pesos, they would be revalued quarterly at market exchange rates. For current year advances, such a change could affect the timing of the Company's results from quarter to quarter and between its fiscal years.

      The Directorate General Competition of the European Commission ("DG IV") is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company's Spanish subsidiary, Tabacos Espanoles, S.A. ("TAES"), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have held joint negotiations with those associations.

      TAES is cooperating fully with the DG IV in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly-structured market for green tobacco in Spain. Although the fine, if any, that the DG IV may assess on TAES could be material to the Company's earnings, the Company is not able to make an accurate assessment of the amount of any such fine at this time. The investigation is ongoing.

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
-------------------------------------------------------------------------------------------------------------------------
 Sales and other operating revenues                                     Three months                     Six months
-------------------------------------------------------------------------------------------------------------------------
Periods ended December 31,                                          2001            2000             2001           2000
-------------------------------------------------------------------------------------------------------------------------
  Tobacco                                                       $491,379        $758,076         $826,637     $1,160,321
  Lumber and building products                                   140,628         123,038          266,817        252,700
  Agri-products                                                  112,268         113,948          267,198        232,806
-------------------------------------------------------------------------------------------------------------------------
     Total                                                      $744,275        $995,062       $1,360,652     $1,645,827
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Operating income                                                        Three months                     Six months
-------------------------------------------------------------------------------------------------------------------------
Periods ended December 31,                                          2001            2000             2001           2000
-------------------------------------------------------------------------------------------------------------------------
  Tobacco                                                        $57,024         $58,411         $106,005       $105,191
  Lumber and building products                                     5,757           6,100           13,693         13,750
  Agri-products                                                    3,131           4,053            7,328          7,810
                                                         ----------------------------------------------------------------
     Total segments                                               65,912          68,564          127,026        126,751

Less:  Corporate expenses                                          5,359           4,886           10,338          9,788
      Equity in pretax earnings of
      unconsolidated affiliates                                      230             523            1,543          1,872
-------------------------------------------------------------------------------------------------------------------------
Operating income                                                 $60,323         $63,155         $115,145       $115,091
-------------------------------------------------------------------------------------------------------------------------

4.   Other Data  (in thousands)
-------------------------------------------------------------------------------------------------------------------------
                                                                        Three months                     Six months
-------------------------------------------------------------------------------------------------------------------------
Periods ended December 31,                                          2001            2000             2001           2000
-------------------------------------------------------------------------------------------------------------------------
  Depreciation                                                   $12,330         $10,345          $23,477        $21,118
  Amortization                                                    $1,309          $2,230           $2,553         $3,840
-------------------------------------------------------------------------------------------------------------------------


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